ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the Office of	Business Number C18085-2000
	Filing Number 20140412928-53
Secretary of State	Filed On 06/04/2014
State Of Nevada	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

IPURE LABS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The amount of the total authorized capital stock of the corporation is One Million Five Hundred Thousand ($1,500,000) consisting of One Billion Four Hundred Ninety Five Million(1,495,000,000) shares of common stock with a par value of $0.001 each; Five Million (5,000,000) shares of preferred stock with a par value of $0.001; of which One Million (1,000,000) shares of Preferred Stock shall be designated as Convertible Series "C" Preferred Stock with a par value of $0.001 each.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 93.38%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.